Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 5, 2011

BY AND AMONG

MERCK & CO., INC.,

MONARCH TRANSACTION CORP.

AND

INSPIRE PHARMACEUTICALS, INC.

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

i

ii

Annex A

Conditions to the Offer

Exhibit A

Definitions

Exhibit B

Form of Promissory Note

Exhibit C

Form of Amended Certificate of Incorporation of the Surviving Corporation

iii

Table of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	6.8(b)
Acceptance Time	1.3(a)
Action	6.9(b)
Affiliate Transaction	3.22
Agreement	Preamble
Appraisal Shares	2.6
Alternative Acquisition Agreement	6.8(a)
Bankruptcy and Equity Exception	3.3(a)
Board Appointment Date	1.3(a)
Board Recommendation	3.3(d)
Book-Entry Shares	2.7(b)
Certificate	2.7(b)
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Date	2.2(a)
COBRA	3.10(g)
Company	Preamble
Company Adverse Recommendation Change	6.8(c)
Company Board	1.2(c)
Company Charter Documents	3.1(b)
Company Disclosure Documents	3.8(a)
Company Disclosure Letter	3
Company Employee	6.2(a)
Company Equity Award	3.2(b)
Company Financial Advisor	3.16
Company Financial Statements	3.5(b)
Company Material Contract	3.18(a)
Company Preferred Stock	3.2(a)
Company Registered Intellectual Property	3.15(b)
Company SEC Reports	3.5(a)
Company Securities	3.2(d)
Company Stockholders Meeting	6.1(b)
Company Voting Proposal	6.1(b)
Compensation Committee	3.2(f)
Confidentiality Agreement	6.7(b)
Constituent Corporations	2.1
Continuing Directors	1.3(a)
D&O Insurance	6.9(c)
DGCL	Recitals
DOJ	6.3(a)
DOL	3.10(b)
Drug Regulatory Laws	3.14(c)
Effective Time	2.2(b)
Employee Benefit Plan	3.10(a)

1

Term	Section
Environmental Costs	3.13(a)(1)
ERISA Affiliate	3.10(e)
Exchange Agent	2.7(a)
Exchange Fund	2.7(a)
Expiration Date	1.1(b)
FCPA	3.5(g)
FDCA	3.14(c)
Federal False Claims Act	3.14(h)
Federal Fraud Statutes	3.14(h)
FTC	6.3(a)
GAAP	3.5(b)
Governmental Authority	3.3(c)
Health Regulatory Laws	3.14(h)
HIPAA	3.14(h)
HSR Act	3.3(c)
Indemnified Party	6.9(a)
INDs	3.14(d)
Information Statement	3.3(c)
Intellectual Property	3.15(a)
Judgment	3.3(b)
Law	3.3(b)
Leased Real Property	3.19(a)
Leases	3.19(a)
Maximum Amount	6.9(c)
Merger	Recitals
Merger Consideration	2.5(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
NDA	3.14(c)
NOL Carryforwards	3.12(l)
Notice of Superior Proposal	6.8(d)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.1(f)
Offer Price	Recitals
Parent	Preamble
PBGC	3.10(b)
Permits	3.1(a)
Permitted Encumbrances	3.19(b)
Pre-2009 NOL Carryforwards	3.12(l)
Pre-Closing Period	5.1
Proxy Statement	3.3(c)
Registrations	3.14(b)
Representatives	6.8(a)
Required Company Stockholder Vote	3.3(a)

2

Term	Section
Rights	Recitals
Rights Agent	3.2(a)
Rights Agreement	3.2(a)
Rights Amendment	3.21
Sarbanes-Oxley Act	3.5(e)
Schedule 14D-9	1.2(b)
Section 262	2.6
Securities Act	3.5(a)
Share	Recitals
Shares	Recitals
Specified Material Contracts	3.18(a)
Stark Statute	3.14(h)
Structures	3.19(d)
Subsequent Offering Period	1.1(d)
Surviving Corporation	2.1
Tax Sharing Agreements	3.12(f)
Tender & Support Agreement	Recitals
Termination Fee	8.3(b)(ii)
Top-Up Notice	1.4(d)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Transactions	1.2(a)
Walk Away Date	8.1(b)(i)
WARN Act	3.10(j)

3

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of April 5, 2011, among Merck & Co., Inc., a company formed under the laws of New Jersey (“Parent”), Monarch Transaction Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

Recitals

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the Transactions, (a) Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the issued and outstanding shares of the common stock, par value $0.001 per share (the “Company Common Stock”) of the Company and the associated preferred stock purchase rights (the “Rights”, and together with the Company Common Stock, each a “Share” and collectively, the “Shares”) at a price per Share of $5.00 net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement, and (b) the Company has granted to Merger Sub the Top-Up Option;

WHEREAS, following the consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(b) and Section 2.6, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) the Company’s Board of Directors has approved, and the Company and the Rights Agent have entered into, the Rights Amendment and (ii) a shareholder of the Company is entering into a Tender and Support Agreement with Parent (the “Tender and Support Agreement”), whereby such shareholder has agreed, among other things, upon the terms and subject to the conditions set forth therein, to tender its shares of Company Common Stock in the Offer and support any and all corporate action necessary to consummate the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1.

THE OFFER

Section 1.1. The Offer.

(a) Subject to the terms and conditions set forth in this Agreement, as promptly as reasonably practicable after the date of this Agreement, but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all outstanding Shares at a price per Share equal to the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the “Offer Conditions”).

(b) The initial expiration date of the Offer shall be the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2) (such date being the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”). Notwithstanding the foregoing, if, on the initial Expiration Date or any subsequent Expiration Date, all of the Offer Conditions have not been satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer), then Merger Sub shall, and Parent shall cause Merger Sub to, subject to the rights of the parties under Article 8, extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date or such subsequent Expiration Date until the date all of the Offer Conditions are satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer); provided that any such extension (i) shall be in increments determined by Merger Sub of not more than ten (10) Business Days and (ii) shall not extend beyond the Walk Away Date. The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Article 8. In no event shall Merger Sub extend the Offer beyond the date that is five (5) Business Days prior to the Walk Away Date without the prior written consent of the Company in its sole discretion. Notwithstanding the foregoing, subject to the rights of the parties under Article 8, Merger Sub shall extend the Offer, and Parent shall cause Merger Sub to extend the Offer, for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Law.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the foregoing, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the

Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

(d) Merger Sub may, in its sole discretion (and without any required consent of the Company, but subject to the terms set forth in this Section 1.1(d)), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”) following the Acceptance Time if (i) Merger Sub shall have complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Parent, Merger Sub and their respective Subsidiaries (including any Shares beneficially owned by any of the foregoing and including all Shares validly tendered and not properly withdrawn at the Acceptance Time) represent less than 90% of the then outstanding number of Shares; provided, however, that if Merger Sub is required to exercise the Top-Up Option pursuant to Section 1.4(c), Merger Sub shall not be permitted to provide for a Subsequent Offering Period. If immediately following the Acceptance Time, Parent, Merger Sub and their respective Subsidiaries own more than 70% but less than 90% of the Shares outstanding at that time (which shall include (i) shares beneficially owned by Parent, Merger Sub and their respective Subsidiaries, which Shares shall be converted into direct ownership at or prior to the expiration of the Offer by Parent, Merger Sub or their respective Subsidiaries, as the case may be, and (ii) shares validly tendered in the Offer and not properly withdrawn at the Acceptance Time), to the extent requested by the Company, Merger Sub shall provide for, and Parent shall cause Merger Sub to provide for, a Subsequent Offering Period of ten (10) Business Days; provided, however, that if Merger Sub is required to exercise the Top-Up Option pursuant to Section 1.4(c), the Company shall not have the right to request a Subsequent Offering Period; provided, further that the Company shall not have the right to request a Subsequent Offering Period if such Subsequent Offering Period would extend beyond the date that is five (5) Business Days prior to the Walk Away Date without the prior written consent of Parent (which consent may be withheld in its sole discretion). Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not properly withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) promulgated under the Exchange Act.

(e) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions, to increase the Offer Price and/or to modify the other terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, do any of the following:

(i) reduce the number of Shares subject to the Offer;

(ii) reduce the Offer Price;

(iii) amend, change or waive the Minimum Tender Condition;

(iv) except as expressly provided in Section 1.1(b), extend or otherwise change the Expiration Date, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of the Offer Price;

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer other than the Offer Conditions; or

(vii) otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions.

(f) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall (i) contain or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement and such other information or documents as required by Law (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the “Offer Documents”) and (ii) be in form reasonably satisfactory to the Company. The Company shall as promptly as practicable upon request of Parent, provide Parent and Merger Sub with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be afforded a reasonable opportunity to review and comment upon the Offer Documents each time before they are filed with the SEC and/or disseminated to holders of Shares (and the Company and its counsel shall provide any comments thereon as soon as reasonably practicable, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel). Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or telephonic notification of any oral comments or other communications Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications, shall consult with the Company and its counsel prior to responding to any such comments or other communications, and shall provide the Company with copies of all written responses and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel, provided that Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the response of Parent and Merger Sub to any such comments or other communications and to provide comments on that response (to which reasonable and good faith consideration shall be given by Parent and Merger Sub).

(g) Unless this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall terminate or withdraw the Offer without the prior written consent of the Company in its sole discretion, except that in the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.

(h) The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock effected by the Company in accordance with the terms and conditions of this Agreement and occurring (or for which a record date is established) after the date of this Agreement and prior to the payment by Merger Sub for the Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.2. Company Actions.

(a) Subject to Section 6.8, and without limitation of the right to terminate this Agreement pursuant to Article 8, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”).

(b) Contemporaneously with the filing of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the “Schedule 14D-9”) and shall disseminate the Schedule 14D-9 with respect to the Offer, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of the Shares concurrently with the mailing of the Offer Documents. Subject to the provisions of Section 6.8 below, the Offer Documents and the Schedule 14D-9 shall contain the Board Recommendation, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall, after receiving the written consent of its financial advisor, also include in the Schedule 14D-9 (or in an Annex thereto), in its entirety, a copy of the opinion of the Company Financial Advisor described in Section 3.16. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws.

(c) Except in connection with either (i) a Takeover Proposal that the Board of Directors of the Company (the “Company Board”) determines in good faith (after consultation with the Company’s outside counsel and financial advisor(s)) constitutes or is reasonably likely to lead to a Superior Proposal or (ii) a Company Adverse Recommendation Change, in each case subject to the terms and conditions of Section 6.8:

(A) Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares; and

(B) The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments or other communications the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications, shall consult with Parent and its counsel prior to responding to any such comments or other communications, and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel. Parent and its counsel shall be given a reasonable opportunity to participate in the response of the Company to any such comments or other communications and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company).

(d) In connection with the Offer and the Merger, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all available lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request, in each case, for the purpose of communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality

Agreement, shall use such information only in connection with the Offer, the Merger and the other Transactions and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company or destroy, at Parent’s election, all copies of such information then in their possession or under their control in accordance with the Confidentiality Agreement.

Section 1.3. Directors.

(a) Subject to applicable Law and applicable marketplace rules of The NASDAQ Stock Market LLC applicable to the Company at such time, promptly following the acceptance for payment of and payment by Merger Sub for Shares pursuant to and in accordance with the Offer satisfying the Minimum Tender Condition (the “Acceptance Time”), and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by Parent, Merger Sub or any other Subsidiary of Parent bears to (B) the total number of Shares that are issued and outstanding. The Company shall also, upon the request of Parent, cause such persons designated by Merger Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of each committee of the Company Board, subject to compliance with applicable securities Laws and the marketplace rules of The NASDAQ Stock Market LLC (other than any committee comprised solely of Continuing Directors established to take action under this Agreement, which shall be permitted to meet without the presence of other directors solely for purposes of considering and, if necessary, taking action referred to in Section 1.3(c) below); provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least two (2) directors who are directors on the date of this Agreement and who qualify as independent directors for purposes of the continued listing requirements of The NASDAQ Stock Market LLC and the SEC rules and regulations (such directors, the “Continuing Directors”); and provided further that, in such event, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the Company Board shall cause the Person(s) designated by the remaining Continuing Director(s) to fill such vacancy(ies), and such person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies who are not officers, employees, stockholders or Affiliates of the Company, Parent, Merger Sub or any other Subsidiary of Parent, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. In connection with the foregoing, the Company shall either increase the size of the Company Board or obtain the resignation of such number of its current directors, or both, as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above, and the Company shall take all actions available to the Company to cause Merger Sub’s designees to be so elected or appointed (the date on which the majority of the Company’s directors are designees of Merger Sub that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”). The parties hereto acknowledge and agree that, from and after the Acceptance Time and for so long as Parent, Merger Sub and any Subsidiary of Parent or Merger Sub (excluding the Company) own at least a majority of the issued and outstanding shares of the

Company Common Stock, the Company shall be a “controlled company” (within the meaning of the listing requirements of the Nasdaq Global Market).

(b) The Company’s obligations to appoint designees of Merger Sub to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and to the then applicable rules and regulations of The NASDAQ Stock Market LLC. The Company, at its expense, shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3, including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9, as contemplated by Section 1.2(b)) as is necessary to fulfill the Company’s obligations under Section 1.3(a); provided, that Parent and Merger Sub shall have timely supplied to the Company in writing, and shall be solely responsible for, any information with respect to Parent, Merger Sub and their designees, officers, directors and Affiliates to the extent required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of Section 1.3(a) are in addition to and shall not limit any rights Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise; provided, however, that in no event shall Parent, Merger Sub or any of their Affiliates take any action prior to the Effective Time to remove any Continuing Director from the Company Board other than for cause.

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by a majority of the Continuing Directors then in office (or, if there shall be only one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize (and such authorization shall (A) not be effective unless there is in office at least one (1) Continuing Director and (B) constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment, modification or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company’s rights under this Agreement, (iv) any waiver of any condition to the Company’s obligations hereunder, (v) any amendment to the Company’s certificate of incorporation or bylaws, (vi) any authorization of any agreement between the Company, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, or (vii) the taking of any other action by the Company in connection with this Agreement or the Transactions, other than (A) the Company’s performance of its obligations under this Agreement, including the consummation of the Merger, and (B) other actions that could not reasonably be expected to adversely affect the interests of the stockholders of the Company (other than Parent or any of its Affiliates). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

Section 1.4. Option to Acquire Additional Shares.

(a) The Company hereby grants to Merger Sub an option (the “Top-Up Option”), exercisable in accordance with this Section 1.4, to purchase the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned in the aggregate by Parent, Merger Sub and any Subsidiary of Parent or Merger Sub immediately prior to the exercise of the Top-Up Option (including all Shares validly tendered and not properly withdrawn in the Offer at the Acceptance Time), shall constitute 5,000 shares more than 90% of the number of shares of Company Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option shall only be exercised one time by Merger Sub in whole but not in part.

(b) In no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Company Common Stock (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 1.4, any shares of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock reserved for issuance upon the exercise of any Company Securities).

(c) The Top-Up Option shall be exercised by Merger Sub (and Parent shall cause Merger Sub to exercise the Top-Up Option) promptly (but in any event within one (1) Business Day) following the Acceptance Time or the expiration of any Subsequent Offering Period, as applicable, if (i) at the Acceptance Time or expiration of a Subsequent Offering Period, as applicable, Parent, Merger Sub and any Subsidiary of Parent or Merger Sub do not own in the aggregate at least 90% of the number of shares of Company Common Stock then outstanding and (ii) after giving effect to the exercise of the Top-Up Option, and taking into account the limitations set forth in Section 1.4(b), Parent, Merger Sub and any Subsidiary of Parent or Merger Sub would own in the aggregate at least 5,000 shares more than 90% of the number of shares of Company Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares). The obligation of the Company to issue and deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent, Merger Sub and any Subsidiary of Parent or Merger Sub constitutes at least 5,000 shares more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, (C) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer (including, if applicable, during a Subsequent Offering Period) and not properly withdrawn and (D) upon exercise of the Top-Up Option, Parent covenants to cause the Closing to occur as promptly as practicable following the issuance of the Top-Up Option Shares. Notwithstanding anything to the contrary in this Agreement, the Top-Up Option shall terminate concurrently with any termination of this Agreement. Upon Parent’s written request, the Company shall use its commercially reasonable efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Option Shares. Subject to the terms and conditions this Agreement, and for so long as this Agreement has not been terminated pursuant to Section 8.1, the Company agrees that it shall maintain out of its existing authorized capital, free from preemptive rights, sufficient authorized but unissued shares of Company Common Stock issuable pursuant to this Agreement so that the Top-Up Option may be exercised (and, for these purposes, no shares of Company Common Stock shall be deemed reserved for issuance pursuant to any other then outstanding Company Securities).

(d) The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub is required to exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof (the “Top-Up Notice”) specifying (i) a place and time for the closing of such purchase (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than three (3) Business Days after the date of delivery of such Top-Up Notice), (ii) the number of shares of Company Common Stock that will constitute the Top-Up Option Shares and (iii) the manner in which Parent or Merger Sub shall pay the applicable purchase price in respect of the Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, (A) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub’s election, either (I) in immediately available funds by wire transfer to an account designated by the Company or (II) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering Merger Sub’s unsecured, non-negotiable, non-transferable promissory note in the form attached hereto as Exhibit B (the “Promissory Note”) and in the principal amount of the balance of such purchase price, and (B) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased.

(e) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

ARTICLE 2.

THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement and in compliance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 2.2. Merger Closing.

(a) The Merger shall be consummated (the “Closing”) at 10:00 a.m. (Eastern time) on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by causing to be filed with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as the case may be (in any such case, the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) Notwithstanding anything herein to the contrary, in the event that Parent, Merger Sub and their respective Subsidiaries collectively hold or acquire at least 90% of the outstanding shares of Company Common Stock after giving effect to the closing of the Offer and, if applicable, the purchase by Merger Sub of the Top-Up Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of shares of Company Common Stock, in accordance with Section 253 of the DGCL as promptly as practicable.

Section 2.3. Effect of Merger; Organizational Documents; Directors and Officers.

(a) The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

(b) The certificate of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read as set forth on Exhibit C, until thereafter amended as provided therein and under the DGCL. In addition, subject to Section 6.9 hereof, Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 2.4. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(b) and (ii) any Appraisal Shares) shall at the Effective Time be canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.7, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled automatically and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

(c) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

Section 2.6. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.5(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.5(a). The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in, and following the Acceptance Time to direct, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration provided to the Exchange Agent pursuant to Section 2.7(a) to pay for Shares that are instead paid fair value in an appraisal proceeding pursuant to Section 262 shall be returned to Parent upon demand. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that in any appraisal proceeding under Section 262 with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Merger Sub to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Appraisal Shares in accordance with Section 262.

Section 2.7. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent on the date of this Agreement, or another bank or trust company selected by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Article 2. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Exchange Agent in accordance with this Article 2, the cash in U.S. dollars necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation,

respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided further, however, that no gain or loss thereon shall affect the amounts payable to holders of Shares following the Effective Time and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash in U.S. dollars sufficient to satisfy Parent’s obligation under this Article 2. Any interest or income produced (net of any loss) by such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs. In the event of any losses to the Exchange Fund from any investment such that the Exchange Fund is diminished below the level required for the Exchange Agent to make prompt cash payments as required under Section 2.7(b), Parent shall, or shall cause the Surviving Corporation to, as promptly as practicable deposit additional cash into the Exchange Fund to the extent necessary to reimburse the Exchange Fund for any such investment losses.

(b) Exchange Procedures. As soon as reasonably practicable (and in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall be in customary form approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned) and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to be paid promptly in exchange therefor, and Parent shall cause the Exchange Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender of Certificates and Book Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise required by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Except to the extent prohibited by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate or Book Entry Share for any Merger Consideration that is delivered to a public official pursuant to any abandoned property, escheat or other similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 2.8. Equity-Based Compensation Plans and Awards.

(a) Prior to the Acceptance Time, the Company shall take all reasonable steps necessary to provide that each Option, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall become fully vested immediately prior to the Acceptance Time, and be cancelled as of the Acceptance Time (without regard to the exercise price of such Option) in exchange for the right to receive at such time, without interest, in accordance with this Section 2.8(a), a lump sum cash payment in the amount of the Option Consideration (net of applicable taxes in accordance with Section 2.9), if any, with respect to such Option. In the event that the aggregate exercise price of any Option is equal to or greater than the Offer Price multiplied by the number of shares of Company Common Stock issuable under such Option, such Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect. Following the Acceptance Time, no Option shall remain outstanding and all holders of an Option that was outstanding immediately prior to the Acceptance Time shall only be entitled to receive the consideration (if any) set forth in this Section 2.8(a). The Company shall pay any amounts payable to holders of Options as promptly as practicable after the Acceptance Time, and in no event later than the first regular payroll cycle following the Acceptance Time.

(b) Prior to the Acceptance Time, the Company shall take all reasonable steps necessary to provide that each Restricted Stock Unit, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall become fully vested and all restrictions and conditions applicable thereto shall lapse immediately prior to the Acceptance Time and be cancelled as of the Acceptance Time and converted into the right to receive, without interest, a cash payment equal to the Offer Price. Following the Acceptance Time, no Restricted Stock Unit shall remain outstanding and all holders of a Restricted Stock Unit that was outstanding immediately prior to the Acceptance Time shall only be entitled to receive the consideration set forth in this Section 2.8(b).

(c) Each holder of Restricted Stock Units shall receive from the Company or the Surviving Corporation, as applicable, in respect of and in consideration thereof, as promptly as practicable after the Acceptance Time and in no event later than the first regular payroll cycle following the Acceptance Time, an amount (net of applicable taxes in accordance with Section 2.9) equal to the consideration payable under this Section 2.8, as applicable.

(d) Prior to the Acceptance Time, the Company Board (or, if appropriate, any committee thereof administrating the Stock Plan) shall adopt such resolutions as may be required to effectuate the provisions of this Section 2.8.

(e) For the avoidance of doubt, the Company does not make any representation or warranty with respect to the matters set forth in this Section 2.8.

Section 2.9. Withholding Rights. Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether to any holder of Shares or pursuant to Section 2.8, such amounts as Parent, Merger Sub or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld by Parent, Merger Sub or the Surviving Corporation, such withheld and deducted amounts will be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holders of Shares, Options and Restricted Stock Units, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub or the Surviving Corporation.

Section 2.10. Further Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this

Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Qualifying SEC Reports, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Reports), if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization.

(a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate, power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such corporate, power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of its business as now conducted (collectively, “Permits”), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect and the Company is not in material violation of any of their respective provisions. The Company has made available to Parent or its designee complete copies of all material minutes of all meetings of stockholders of the Company, the Company Board and each committee of the Company Board between January 1, 2008 and the date hereof; provided that Company shall not be obligated to make available to, and has not made available to, Parent or any designee thereof (i) any minutes for any meetings or portions of any meetings that discuss the Transactions or any current or prior alternatives thereto considered by the Company Board or any such committee or (ii) minutes for any meeting of the Company Board or committee of the Company Board that have not been finalized and approved by the Company Board or such committee thereof.

Section 3.2. Capitalization; Indebtedness.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 1,859,814 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 200,000 have been designated as the Company’s Series H Preferred Stock and reserved for issuance upon the exercise of Rights. As of the close of business on April 1, 2011: (A) 83,292,192 shares of Company Common Stock were issued and outstanding (including the associated Rights issued pursuant to the Rights Agreement dated as of October 21, 2002 (as amended) (the “Rights Agreement”) between the Company and Computer Share Trust Company, N.A., as rights agent (the “Rights Agent”); (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company as treasury shares; (D) there were outstanding Options to purchase 11,320,746 shares of Company Common Stock and 23,428,571 shares of Company Common Stock were reserved for issuance under the Stock Plan (including upon exercise of the Options issued under the Stock Plan); and (E) there were 1,665,719 shares of Company Common Stock subject to outstanding Restricted Stock Units. Except as set forth in this Section 3.2, such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the DGCL and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound. In connection with any exercise of the Top-Up Option, upon delivery to Merger Sub of the Top-Up Option Shares against payment therefore in accordance with Section 1.4, such Top-Up Option Shares shall be duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on April 1, 2011, of (i) the name of each holder of each Option or Restricted Stock Unit (each, a “Company Equity Award”) that is outstanding under the Stock Plan as of such date, (ii) the number of Shares subject to each such outstanding Company Equity Award, (iii) in the case of Options, the exercise price of such Option, and (vi) the extent to which each such Company Equity Award is vested and exercisable as of such date. The Company has made available to Parent or its designee complete and accurate copies of (x) the Stock Plan, (y) all forms of agreements evidencing Options and (z) all forms of agreements evidencing Restricted Stock Units.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d) Except as set forth in this Section 3.2, as of April 1, 2011, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights, in each case, to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. The Company is not a party to any voting agreement with respect to the voting of any Company Securities. The Company has not, during the period from April 1, 2011 to the date of this Agreement, issued any Company Securities, other than upon the exercise of Options and the vesting of Restricted Stock Units outstanding as of April 1, 2011.

(e) The Company has not, between January 1, 2009 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the net issuance of capital stock upon the vesting of Restricted Stock Units.

(f) The compensation committee of the Company Board (the “Compensation Committee”) consists solely of independent directors (as defined in the Nasdaq Marketplace Rules) and has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d–10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company with or to current directors, officers, or employees of the Company to ensure that all such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d–10(d)(2) of the Exchange Act. Since January 1, 2009, all Options were granted at an exercise price of at least equal to the fair market value (within the meaning of Section 409(A) of the Code) of a share of Company Common Stock on the date of grant and since such date no Option has been repriced, extended or amended since the date of its grant.

(g) As of the date of this Agreement, the only principal amount of outstanding Indebtedness for borrowed money of the Company is set forth in Section 3.2(g) of the Company Disclosure Letter. As April, 1, 2011, the Company had approximately $75,000,000.00 in cash and investments.

Section 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and the Rights Amendment and, subject to the adoption of this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law in the case of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been unanimously duly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (i) to the extent required by the DGCL, for the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Stockholder Vote”) and (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to receipt of the Required Company Stockholder Vote (to the extent required by the DGCL) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company or any of its properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local governmental, quasi-governmental or regulatory authority, court, body or instrumentality or any governmental, quasi-governmental, regulatory authority, court, body or instrumentality outside of the United States (each, a “Governmental Authority”) is necessary to be obtained or made by the Company in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust

Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, (the “Proxy Statement”)) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the “blue sky” laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company Board, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) approving the Rights Amendment, (ii) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof) and (iv) recommending that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendation, the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or amended in any respect except to the extent occurring after the date of this Agreement. The Company has been advised, as of the date hereof, that each of its directors and officers with a title of Executive Vice President and above intends to tender all of his or her Shares, if any, in the Offer.

Section 3.4. No Subsidiaries. The Company does not have any Subsidiaries.

Section 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2009, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted (or, in the case of SEC Reports to be filed after the date of this Agreement, will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company has made available to Parent or its designee copies of all comment letters received by the Company from the SEC since January 1, 2009 and to the date of this Agreement relating to the Company SEC Reports, together with all material written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b) The balance sheets and the related statements of operations, statements of stockholders’ equity and statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). Except (i) as disclosed in the Company Financial Statements as of and for the period ended December 31, 2010 or included in the Company SEC Reports filed or furnished after that date and prior to the date of this Agreement, (ii) for liabilities arising out of or in connection with the Transactions and (iii) for liabilities incurred in the Ordinary Course of Business since December 31, 2010, the Company does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is not party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such joint venture, off-balance sheet partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC, to the extent required, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) The Company has (i) disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company is made known to its principal executive officer and principal financial officer, (ii) internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has affected, or is reasonably likely to affect, the Company’s internal control over financial reporting in any material respect.

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) Since January 1, 2009, the Company has not violated, in any material respect, the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”). The Company has disclosed to Parent all internal investigations and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action by the Company prohibited by the FCPA.

Section 3.6. Absence of Material Adverse Changes, etc. Since December 31, 2010, there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, had had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2010 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company has been conducted in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of Parent under Section 5.1(b) of this Agreement (other than paragraphs

(b)(vii) and (b)(xv) of Section 5.1) had such action or event occurred after the date of this Agreement.

Section 3.7. Litigation. Section 3.7 of the Company Disclosure Letter lists all suits, complaints filed, actions, charges or legal, administrative, arbitration or other proceedings or governmental or regulatory audits or investigations that are pending or, to the Knowledge of the Company, threatened, to which the Company is a party (including those before any Governmental Authority) or that affect and are specific to the business or assets of the Company and that, in each case (i) claim an amount of monetary damages in excess of $50,000, (ii) seek to impose equitable relief or (iii) have been initiated by or would, if initiated, be commenced by, a Governmental Authority. There are no Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company, except for any such Judgments that, individually or in the aggregate, are not material to the Company.

Section 3.8. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (the “Company Disclosure Documents”), including the Schedule 14D-9, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by Parent or any Affiliate thereof in writing specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

(b) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

Section 3.9. Broker’s or Finder’s Fees. Section 3.9 of the Company Disclosure Letter identifies each agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or under the Company’s authority (excluding counsel) that is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company in connection with any of the Transactions. The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with each Person listed in Section 3.9 of the Company Disclosure Letter, which letter or letters describe all fees payable to each such Person in connection with the

Transactions, all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of each such Person.

Section 3.10. Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) other material written or oral, registered or non-registered, funded or unfunded plan, agreement, program, policy, practice or arrangement providing direct or indirect compensation or benefits, including pension benefits, retirement savings, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of equity or cash incentive compensation or post-retirement compensation, medical, dental, vision or prescription benefits for the benefit of current or former employees, directors or independent contractors of the Company that is sponsored, maintained or contributed to by the Company, or with respect to which the Company has any material liability, contingent or otherwise; provided however that if a form of agreement is used for equity awards under the Stock Plan, the form of agreement may be listed in lieu of individual award agreements.

(b) With respect to each Employee Benefit Plan, the Company has made available to Parent or its designee a complete and accurate copy, to the extent applicable, of (i) such Employee Benefit Plan, (ii) for the most recent year (A) Forms 5500 and attached schedules, (B) financial statements, and (C) actuarial valuation reports, (iii) each trust or funding agreement, insurance policies, group annuity contract and summary plan description and any material modifications thereto, if any, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, (v) for the last three years, all material correspondence with the IRS, the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), the SEC and any other governmental authority regarding the operation or the administration of any Employee Benefit Plan, and (vi) all material communications to any employee or employees since January 1, 2009 relating to each Employee Benefit Plan.

(c) Each Employee Benefit Plan has been administered in all material respects (i) in accordance with ERISA, the Code and all other applicable Laws and (ii) in accordance with the relevant Employee Benefit Plan’s terms.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and the Company has not as of the date of this Agreement received any written notice that any such determination or opinion letter has been revoked and to the Company’s Knowledge, no circumstances that exist which would adversely affect this qualification.

(e) Neither the Company nor any ERISA Affiliate has (i) within the last six (6) years ever sponsored, maintained contributed to or had any liability in respect of a defined benefit pension plan (as defined in Section 3(35) of ERISA or other applicable Laws) or plan subject to Section 412 of the Code or Title IV of ERISA or (ii) at any time sponsored or contributed to, or had any liability in respect of, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA or other applicable Laws). For purposes of this Agreement, “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code or is under “common control” within the meaning of Section 4001(a)(14) of ERISA.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, as described herein, the consummation of the Transactions will not result (either alone or in combination with any other event) in: (i) any payment of, or material increase in, any material remuneration or benefits to any current or former director or employee of the Company; (ii) any cancellation of Indebtedness owed to the Company by any director or employee of the Company; (iii) except as contemplated by this Agreement, the acceleration of the vesting, funding or time of any payment or benefit to any current or former director or employee of the Company; (iv) any “parachute payment” within the meaning of Section 280G of the Code; or (v) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement.

(g) The Company has not incurred any current or projected material liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or other applicable Laws.

(h) With respect to any Employee Benefit Plan, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) that are material to the Company are pending or, to the Company’s Knowledge, threatened, against the Company (ii) no written notice has been received from the PBGC in respect of any Employee Benefit Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other governmental agency that is material to the Company is pending, in progress or, to the Company’s Knowledge, threatened against the Company.

(i) All material contributions (including all employer contributions and employee salary reduction contributions) or material premium payments required to have been made under the terms of any Employee Benefit Plan, or in accordance with applicable Law, as of the date of this Agreement have been made or reflected on the Company’s financial statements to the extent required by GAAP, and all material contributions or material premium payments for any period ending on or prior to the Acceptance Time which are not yet due will, on or prior to the Acceptance Time, have been paid or accrued on the Company’s financial statements in accordance with GAAP.

(j) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law concerning plant closure or mass layoff that remains unsatisfied. The Company shall be responsible for any notices required to be given or otherwise comply with the WARN Act or similar statutes or regulations of any jurisdiction relating to plant closings or mass layoffs (or similar triggering events) caused by the Company prior to the Acceptance Time with respect to Company Employees (as such term is defined in Section 6.2(a)).

Section 3.11. Employment Matters. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or that is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would reasonably be likely to be material to the Company. There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company that, individually or in the aggregate, would reasonably be likely to be material to the Company. The Company is not party to, nor is the Company currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. No labor organization or group of employees of the Company has since January 1, 2009 and the date of this Agreement made a demand for representation or certification to the Company and to the Company’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in any jurisdiction as of the date of this Agreement.

Section 3.12. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are correct and complete in all material respects.

(b) The Company has fully and timely paid all material Taxes owed by it, and has made adequate provision on the most recent financial statements contained in the Company SEC Reports for any material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) The Company has made available to Parent or its designee correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods for which the applicable statutory period of limitations have not expired.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company for any taxable period and no request for any such waiver or extension is pending as of the date of this Agreement.

(e) No audit or other proceeding by any Governmental Authority is being conducted, pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company. Since January 1, 2008, no claim has been made against the Company by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or is or may be required to file Tax Returns therein.

(f) There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due or Liens in respect of Taxes that are being contested in good faith by appropriate proceedings. The Company is not party to any Contract relating to the indemnification, sharing or allocation of Taxes (collectively, “Tax Sharing Agreements”) and does not have any liability for Taxes of any Person under Treasury Regulation § 1.1502 6, or any similar state, local or foreign Tax law, as a transferee or successor, or otherwise.

(g) The Company has withheld from its employees, independent contractors, creditors, and third parties, and timely paid to the appropriate taxing authority, all material amounts for all periods ending on or before the date of this Agreement in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company has complied in all material respects with all Tax information reporting provisions under applicable Laws.

(h) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(i) The Company has not executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(j) The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b).

(k) The Company has not made and is not obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

(l) The Company has net operating loss carryforwards for U.S. federal income tax purposes of approximately $319 million (the “NOL Carryforwards”), of which approximately $302 million relate to December 31, 2009 and earlier. The Company has net operating loss carryforwards of approximately $288 million (the “Pre-2009 NOL Carryforwards”) which were generated by the Company between January 1, 1993 and December 31, 2008.

Section 3.13. Environmental Matters.

(a) The Company is, and since January 1, 2009 has been, in compliance with all applicable Environmental Laws, except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

There are no present or, since January 1, 2009, past, conditions, events, circumstances, facts, activities, practices, incidents, or actions:

(1) that have required or would reasonably be expected to require under applicable Environmental Laws that the Company incur any cleanup, remediation, removal or other response costs (including the cost of coming into compliance with applicable Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies required under applicable Environmental Laws), losses, liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any applicable Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”) which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; or

(2) that have formed or would reasonably be expected to form the basis under applicable Environmental Laws of any legal actions, claims, demands, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal or administrative proceedings against or involving the Company arising out of or relating to any Environmental Matters and which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date of this Agreement the Company has not received any written notice or other written communication that has not been fully and finally resolved: (i) that it is or has been alleged to be a potentially responsible Person or otherwise liable under applicable Environmental Laws for material liability, obligations, damages or penalties in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by it to comply with applicable Environmental Laws or the requirements of any Permits required pursuant to applicable Environmental Laws, if as a result of such non-compliance the Company has incurred or is reasonably expected to incur liabilities, obligations, damages or penalties that, individually or in the aggregate, are or would reasonably be expected to be material to the Company; or (iii) that it is requested or required by any Governmental Authority under applicable Environmental Laws to perform any material investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

(c) To the Knowledge of the Company, true, correct and complete copies of all material environmental reports, surveys, assessments and other documents in the possession or control of the Company relating to Environmental Matters have been made available by the Company to Parent or its designee.

(d) The representations and warranties contained in this Section 3.13 shall serve as the sole and exclusive representations and warranties of the Company relating to Environmental Matters.

Section 3.14. Compliance With Laws.

(a) The Company is in compliance with, and since January 1, 2009 has been in compliance with, applicable Laws, and the Company is not and since January 1, 2009 has not been in violation of any applicable Law, in each case with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations of any such applicable Law that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each Executive Officer (in such person’s capacity as such) possesses all licenses, registrations, permits, approvals, authorizations and accreditations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case as is necessary for the ownership, use, occupancy or operation of all Company facilities and the lawful conduct of its business as conducted as of the date hereof (collectively, “Registrations”), except where the failure to possess any such Registration, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not, and no Executive Officer of the Company has, failed to comply with any Registration, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2009, as to each Company product for which a new drug application (“NDA”) has been or is required to be approved by the FDA, none of the Company, its products covered by such an application, or products which would be covered by such an application if approved, has failed to comply with all applicable provisions of the Federal Food, Drug and Cosmetic Act, 21. U.S.C. § 301 et seq., (the “FDCA”), the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the implementing regulations of each codified at Title 21, Code of Federal Regulations, any analogous applicable Laws of any applicable jurisdiction, and all terms and conditions of any pending or approved application (collectively, “Drug Regulatory Laws”), except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, since January 1, 2009, none of the research, development, testing, manufacturing, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale and distribution of the Company products has failed to comply with the Investigational New Drug Applications (“INDs”) and the NDAs and all applicable Drug Regulatory Laws, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company has made available to Parent or its designee complete and correct copies of all material correspondence received by the Company from January 1, 2009 until the date hereof from any Governmental Authority that indicates lack of compliance, in any material respect, with Drug Regulatory Laws by the Company. As of the date hereof, the Company has not received any written notice that the FDA or other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Company product, or commenced or threatened to initiate any action to suspend or enjoin manufacturing, production, sale, distribution, import, or export at any Company location, other than any of the foregoing that has been resolved prior to the date hereof. As of the date hereof, neither the Company nor any facility at which any Company product is or has been produced, manufactured or stored has any unremediated or open notice of inspectional findings from any Governmental Authority, in each case that are, individually or in the aggregate, material to the Company.

(f) To the Knowledge of the Company, since January 1, 2009 the Company has not, and no Executive Officer has, engaged in any conduct that is prohibited under, or fails to comply with the requirements of, any Law relating to healthcare regulatory matters, including (collectively, “Healthcare Regulatory Laws”): (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (v) any state Board of Pharmacy Law; (vi) any federal, state or local Law that regulates either the manufacturing, promotion or distribution of products, including, the Drug Regulatory Laws; (vii) any state law regulating the interactions with health care professionals and reporting thereof; or (viii) any federal, state or local statute or regulation relevant to false statements or claims including:

(i) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or

(ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Registration;

except for any such failures to comply with Healthcare Regulatory Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the Knowledge of the Company, the Company has not, and no officer, director, employee or agent of the Company, has made a fraudulent statement, including, but not limited to certification, to the FDA or any other Governmental Authority or agent thereof, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory body of a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority or agent thereof, to cause the Company to withdraw any product from the marketplace, to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements.

(h) The Company has not failed to comply with any applicable security and privacy standards regarding protected health and employee information, or any applicable local, state, provincial or federal privacy Laws, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15. Intellectual Property.

(a) The Company owns, or licenses, sublicenses or otherwise possesses legally enforceable rights to use, all Intellectual Property used in, held for use in or necessary to conduct the business of the Company, as currently conducted (including the commercialization of current products) (in each case excluding generally commercially available, off-the-shelf software programs), except where the failure to own or otherwise possess such legally enforceable rights, individually or in the aggregate, is not reasonably likely to be material to the Company. For purposes of this Agreement, the term “Intellectual Property” means any of the following throughout the world: (i) patents, trademarks, service marks, trade names, trade dress, copyright, domain names, designs (including industrial designs) and trade secrets, (ii) applications for and registrations of patents (including reexaminations, provisionals, divisions, continuations, continuations-in-part, extensions, reissues and renewals), trademarks, service marks, trade names, trade dress, domain names, copyrights and designs (including industrial designs), (iii) inventions (whether patentable or not), discoveries, processes, formulae, compounds, compositions, research records, customer lists, supplier lists, market analyses, methods, schematics, technology, know-how, data, databases, computer software programs and applications, and (iv) other tangible or intangible property or confidential information and materials.

(b) Section 3.15(b) of the Company Disclosure Letter sets out a true, complete and accurate list, as of the date hereof, of all Company Registered Intellectual Property that is material to the Company, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company exclusively owns, free and clear of any and all Liens, all of the Company Registered Intellectual Property purported to be owned by the Company, except for any such failure to so own such Company Intellectual Property that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all applications for and registrations for any patents (including reexaminations, provisionals, divisions, continuations, continuations-in-part, extensions, reissues and renewals), trademarks, service marks, trade names, trade dress, domain names, copyrights and designs (including industrial designs), in each case owned by or registered to the Company.

(c) The conduct of the business of the Company, as currently conducted (including the commercialization of current products) does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company. Since January 1, 2009 and through the date of this Agreement, the Company has not received any written claim or written notice from any Person that remains unresolved as of the date of this Agreement (i) alleging that any Company Intellectual Property or the operation of the Company’s business infringes, violates or misappropriates any Intellectual Property rights of any third party, or (ii) advising that such

Person is challenging or threatening to challenge the ownership, use, validity or enforceability or non-infringement of any Company Intellectual Property.

(d) None of the material Company Registered Intellectual Property has expired, lapsed, been held invalid, cancelled or abandoned, and all maintenance and renewal fees necessary to preserve the material rights of the Company in connection with such material Company Registered Intellectual Property have been paid.

(e) The Company has taken commercially reasonable steps to protect and maintain the confidentiality of the Company Intellectual Property that is of a nature that the Company intends to keep confidential and that is material to the Company.

(f) To the Company’s Knowledge, no third party is infringing, violating or misappropriating, in any material respect, any of the Company Intellectual Property.

Section 3.16. Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders of shares of Company Common Stock (other than Parent, Merger Sub or their respective Affiliates). The Company will make available to Parent or its designee a true and complete copy of such opinion for informational purposes only, promptly after the receipt of the written version thereof by the Company. The Company has obtained the authorization of the Company Financial Advisor consistent with, and subject to the terms of, the agreement with the Company Financial Advisor set forth in Section 3.9 of the Company Disclosure Letter to include a copy of such opinion in the Schedule 14D-9 and, if applicable, the Proxy Statement or in any information statement that may be sent to Company stockholders in lieu of a Proxy Statement in connection with the Merger.

Section 3.17. Insurance. The Company maintains insurance coverage with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are reasonable in light of the business conducted by the Company. Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all insurance policies (including information on the scope and amount of the coverage provided thereunder) maintained by the Company and material to the business of the Company. As of the date of this Agreement, (a) all such policies are in full force and effect, (b) all material premiums due and payable thereunder have been paid and (c) no written notice of cancellation, termination or nonrenewal has been received by the Company with respect to any of such policies. The Company is not, to the Company’s Knowledge, in material breach or default of any such insurance policy and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. As of the date of this Agreement, no insurer has put the Company on written notice that coverage has or may be denied with respect to a pending claim equal to or in excess of $100,000 submitted to such insurer by the Company.

Section 3.18. Material Contracts.

(a) The Company has made available to Parent or its designee a complete and correct copy of each Company Material Contract in effect as of the date of this Agreement, each of which is listed in Section 3.18(a) of the Company Disclosure Letter or listed as an exhibit to the Company SEC Reports filed prior to the date hereof. As used in this Agreement, “Company Material Contract” means the Leases and each of the following Contracts to which the Company is a party or by which any of its properties or assets are bound: (i) any Contract (except any purchase order or service order pertaining to goods or services provided in 2010 and for which payment was made in full in 2010) pursuant to which the Company spent or received, or is reasonably likely to spend or is entitled to receive, in the aggregate, more than $200,000 during 2010 or 2011; (ii) any Contract that relates to any (x) Intellectual Property that is licensed by a third party to the Company or (y) Intellectual Property that is licensed by the Company to any third party or (z) development, use or control over any Intellectual Property by or for the Company, in the case of clauses (x), (y) and (z), that is material to the Company; (iii) any Contract that provides for indemnification by the Company to any Person, other than any Contract entered into in the Ordinary Course of Business or that is not material to the Company; (iv) any Contract (other than an Employee Benefit Plan) that is between the Company and (x) any current or former director of the Company or Executive Officer or (y) any Affiliate of any such Person identified in the preceding clause (x); (v) any Contract that is a loan or credit agreement, mortgage, promissory note, indenture or other Contract evidencing Indebtedness for borrowed money owed by the Company in an amount in excess of $1.0 million; (vi) any Contract containing any non-competition, exclusivity or other similar provision that prohibits, limits or otherwise or restricts the Company or any of its Affiliates (including, after the Acceptance Time, Parent or any of its Affiliates) from engaging in any operations or business anywhere in the world; (vii) any Contract that is material to the Company and that contains any so called “most favored nation” provision or similar provisions requiring the Company to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; (viii) any Contract that includes a guarantee of the obligations of any Person that is not the Company; (ix) any Contract (other than the Stock Plan or a Contract entered into pursuant to the terms thereof) that contains a put, call or similar right pursuant to which the Company would be required to purchase or sell, as applicable, any equity interests of any Person that have a fair market value or purchase price of more than $1.0 million; (x) each Contract listed in clause (x) of Section 3.18(a) of the Company Disclosure Letter (the “Specified Material Contracts”) and (xi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Each Company Material Contract is valid, binding and enforceable on the Company, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect, except to the extent it has previously expired in accordance with its terms and except where the failure of any Company Material Contracts to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company. The Company has not, and to the Company’s Knowledge, no other party to any Company Material Contract has, violated any provision of, or taken, agreed to take or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Company Material

Contract. Since January 1, 2009 until the date of this Agreement, the Company has not received any written notice that it has breached, violated or defaulted under any Specified Material Contract, except where the occurrence of any of the foregoing, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company.

Section 3.19. Real Property.

(a) The Company does not own any real property. Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all leases, subleases, licenses and other similar agreements under which the Company uses or otherwise occupies or has the right or option to use or occupy any real property or interests in real property which is material to the conduct of business of the Company (collectively, and together with all amendments, modifications, and supplements thereto, the “Leases,” and the real property subject thereto, the “Leased Real Property”). Section 3.19(a) of the Company Disclosure Letter also sets forth the parties to and date of each Lease and the address and primary use of each Leased Real Property. The Company has not leased or otherwise granted to any Person any right to occupy or possess any part of the Leased Real Property. The Company has delivered or made available to Parent or its designee true, correct and complete copies of the Leases in effect as of the date hereof.

(b) The Company has valid leasehold or sublease interests or other comparable contract rights in or relating to the Leased Real Property free and clear of all Liens, title defects, encroachments and other survey defects, except for recorded easements, restrictive covenants, Liens arising under the terms of the applicable Lease and other encumbrances that do not materially detract from the value or use of such Leased Real Property (collectively, the “Permitted Encumbrances”).

(c) All of the Leased Real Property has such access to, and such use of, gas, electricity and other utility services, as are necessary in the conduct of the business of the Company as presently conducted, directly or through a valid easement or right of way which is leased or owned by the Company free and clear of all Liens other than Permitted Encumbrances, except where the failure to have any such access, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) All buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Structures”) are in good condition and repair and sufficient for the operation of the business of the Company as presently conducted, except where the failure of the foregoing to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except pursuant to and in accordance with the terms of the Leases and this Agreement, the Company is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property or any portion thereof or interest therein to any Person. As of the date of this Agreement, the Company is not a party to any agreement or option to purchase any real property other than the Leased Real Property or interest therein.

(f) As of the date hereof, the Company has not received any written notices regarding any pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy, or value thereof.

Section 3.20. Rights Plan. The Company Board has approved, and the Company and the Rights Agent have entered into, an amendment to the Rights Agreement in the form heretofore provided to Parent or its designee (the “Rights Amendment”). Pursuant to the Rights Amendment, neither the execution and delivery of this Agreement or the Tender and Support Agreement nor the consummation of the Offer, the Merger or any of the other Transactions contemplated hereby or thereby will result in (i) Parent, Merger Sub or any of their respective Affiliates becoming an Acquiring Person or (ii) the occurrence of (A) a Distribution Date, (B) the Share Acquisition Date, (C) a Section 11(a)(ii) Event or (D) a Section 13 Event, in each case as such terms are defined in the Rights Agreement.

Section 3.21. Antitakeover Statute. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, neither Section 203 of the DGCL nor any takeover related provision in the Company’s certificate of incorporation or Company’s by-laws, would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Offer, the Merger or the other Transactions, (b) have the effect of invalidating or voiding this Agreement, the Tender and Support Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject Parent or Merger Sub or any of their respective Affiliates to any impediment or condition in connection with the initiation or consummation of the Offer, the exercise of any of its rights under this Agreement, the Tender and Support Agreement or the consummation of the Merger and the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, the approval by the Company Board of the Offer, the Merger and the other Transactions constitutes approval thereof for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery and performance of this Agreement, including the consummation of the Offer, the Merger and the other Transactions.

Section 3.22. Inventory. The inventory of the Company consists of raw materials and supplies, goods in process, and finished goods, all of which are fit for their respective intended uses and are not obsolete, damaged, adulterated, misbranded or defective and, in the case of finished goods, are of a quantity and quality useable and salable in the Ordinary Course of Business, except where the failure of the foregoing to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.23. Interested Party Transactions. Except for employment Contracts entered into in the Ordinary Course of Business and filed as an exhibit to a Company SEC Report or Contracts in respect of equity grants, Section 3.23 of the Company Disclosure Letter (i) sets forth a correct and complete list of the Contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the

Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company and any (A) current or former officers or directors of the Company or any of such officer’s or director’s immediate family members, (B) record or beneficial owners of more than 5% of the Company Common Stock, or (C) any Affiliate of any such officer, director or owner, since January 1, 2009, and (ii) identifies each Affiliate Transaction that has been terminated since January 1, 2009 or is in existence as of the date of this Agreement. The Company has made available to Parent or its designee correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.24. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3, the Company makes no other express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

Section 4.2. Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur promptly following the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Offer, the Merger and the other Transactions.

(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the HSR Act and any applicable foreign Antitrust Laws, (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The NASDAQ Stock Market LLC, (v) compliance with the “blue sky” laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5. Availability of Funds. Parent and Merger Sub, collectively, have available to them and will have available to them through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to pay for all of the Shares pursuant to the Offer and to consummate the Merger and the other Transactions and to otherwise satisfy all of Parent’s, the Surviving Corporation’s and Merger Sub’s obligations under this Agreement.

Section 4.6. Broker’s or Finder’s Fees. No agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.7. Ownership of Company Common Stock. None of Parent or any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

Section 4.8. Absence of Litigation. There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective Subsidiaries is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub or their respective Subsidiaries except, individually or in the aggregate, as have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9. Other Agreements or Understandings. Parent has disclosed to the Company, to the Knowledge of Parent, all contracts, arrangements or understandings (and, with respect to those that are written, Parent has made available to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers of the Company, on the other hand, that were entered into in connection with, or otherwise relate to, the Transactions.

Section 4.10. No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article 3, Parent and Merger Sub hereby acknowledge that the Company has not made and is not making any other express or implied representation or warranty with respect to the Company or its business or operations, including with respect to any information provided or made available to Parent or Merger Sub or their respective designees, and that Parent and Merger Sub have not relied on any representations or warranties other than those set forth in Article III.

Section 4.11. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

ARTICLE 5.

CONDUCT OF BUSINESS

Section 5.1. Conduct of Business by the Company Pending the Acceptance Time. The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Board Appointment Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), unless in the case of each of Section 5.1(a) and Section 5.1(b) below, (1) as set forth on Section 5.1 of the Company Disclosure Letter, (2) Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (3) such action is required by applicable Law, or (4) such action is expressly permitted or required pursuant to this Agreement:

(a) The Company shall conduct its business in the Ordinary Course of Business and use its commercially reasonable efforts to maintain and preserve intact the material aspects of its business organization, to maintain its beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of its present key officers and key employees and to comply in all material respects with the terms of the Specified Material Contracts.

(b) Without limiting the generality of the foregoing Section 5.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 5.1, the Company shall not do any of the following:

(i) (x) other than in the Ordinary Course of Business, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets or (y) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or any securities, interests in or business or division of any Person;

(ii) sell, lease, license, mortgage or otherwise transfer, or voluntarily create or incur or voluntarily suffer to exist any Lien (other than Permitted Encumbrances) on, any of the Company’s assets (including shares of capital stock, equity or voting interests or other rights, instruments or securities), properties (including Intellectual Property) or businesses, except (A) for sales of inventory in the Ordinary Course of Business, (B) pursuant to written Contracts in force on the date of this Agreement or entered into in the Ordinary Course of Business after the date of this Agreement or (C) dispositions of obsolete or worthless assets in the Ordinary Course of Business;

(iii) amend or publicly propose to amend its certificate of incorporation or bylaws;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any Company Securities;

(v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or otherwise acquire, any Company Securities, other than (A) from holders of Options in full or partial payment of the exercise price of such Options, (B) in connection with the withholding of Taxes payable by any holder of Options or Restricted Stock Units or upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Options, Restricted Stock Units or the Stock Plan, or (C) from former employees, directors and consultants to the extent required under any Contract or Employee Benefit Plan in force on the date of this Agreement requiring the repurchase of shares of Company Common Stock or Options from such former employee, director or consultant at their original issuance price in connection with any termination of services to the Company;

(vi) split, combine, subdivide or reclassify any Company Securities;

(vii) except as permitted by clause (ix) below or for Shares issuable upon or pursuant to, as applicable, (A) the exercise or conversion of Options outstanding on the date of this Agreement, (B) the exercise of the Top-Up Option or (C) the vesting of Restricted Stock Units granted prior to the execution of this Agreement, issue, sell, grant, or otherwise dispose of, or authorize, publicly propose or agree to the issuance, sale, grant, or other disposition by the Company of, any Company Securities;

(viii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness (excluding clauses (iv) and (v) of the definition of Indebtedness) or assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than short term borrowings in the Ordinary Course of Business not to exceed $50,000 that are prepaid prior to the Acceptance Time without premium or penalty);

(ix) except as required by agreements, plans or arrangements existing on the date hereof as set forth in Section 5.1(ix) of the Company Disclosure Letter or as otherwise set forth in Section 5.1(ix) of the Company Disclosure Letter, (A) grant or increase any severance or termination pay to any current or former director, employee, agent or consultant of the Company, except in the Ordinary Course of Business in the case of employees, agents or consultants (who are natural persons) who are not directors or Executive Officers of the Company, (B) execute any employment, consultancy, severance, termination compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, agent or consultant of the Company, except in accordance with past practice and in the Ordinary Course of Business and only if such agreement is terminable on 60 days’ or less notice without either a penalty or a termination payment, (C) increase in any material respect the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements, (D) increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing Employee Benefit Plan except as otherwise provided herein, (F) provide for the grant of Options or Restricted Stock Units or any other equity-based compensation awards, (G) enter into any collective bargaining agreement or similar labor agreement, or (H) terminate the employment of any Company Employee without cause or misconduct (as such term is defined in any applicable Company Change in Control Severance Benefit Plan or employment agreement) or hire any new officers with title of Vice President or above, including to replace any vacant positions as of the time of this Agreement;

(x) revalue any material assets or liabilities of the Company or make any material change in its accounting methods, policies or procedures except, in each case, as required by GAAP or applicable Law;

(xi) except as required by GAAP or applicable Law, make, change or rescind any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment, or settle or compromise any material Tax claim, audit or assessment;

(xii) (x) commence any litigation or other legal proceedings other than in the Ordinary Course of Business or against Parent or any Affiliate thereof, or (y) other than any proceeding subject to the provisions of Section 2.6 or Section 6.16, waive, release, discharge, settle or compromise any litigation or other legal proceedings other than waivers, releases, discharges, settlements or compromises in the Ordinary Course of Business involving only the payment of money where the amount paid or to be paid by the Company (A) is less than or equal to the amount reserved therefor as reflected on the balance sheet included in the Company Financial Statements, (B) is less than or equal to $50,000 individually or $150,000 in the aggregate, or (C) is wholly comprised of any combination of the foregoing;

(xiii) enter into any Contract containing any non-competition, exclusivity or other similar provision that prohibits, limits or otherwise restricts the Company or any of its Affiliates (including, after the Acceptance Time, Parent or any of its Affiliates) from engaging in any operations or business anywhere in the world;

(xiv) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company is a party and that relates to any Takeover Proposal, or fail to enforce the provisions of any such Contract, except where the failure to do so would reasonably be likely to violate the directors’ fiduciary duties under applicable Law as determined by the Company Board in good faith after consultation with its financial and legal advisors and as long as the Company has provided Parent with at least two (2) Business Days’ prior written notice of its intention to do so;

(xv) except as required by the Transactions, amend, modify or terminate (including knowingly waive, release or assign any material right, claim or benefit under) any Company Material Contract or, except in the Ordinary Course of Business, enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Material Contract;

(xvi) engage in any material business activity outside of the pharmaceutical industry or its existing business segments;

(xvii) take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company is a party, or payments made or to be made or benefits granted or to be granted by the Company according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act;

(xviii) incur or commit to incur any capital expenditures (or any obligations or liabilities in connection therewith) in excess of $100,000 that are not contemplated by the Company’s forecast for capital expenditures previously made available to Parent or its designees;

(xix) (A) make any payments to financial advisors other than as disclosed in Section 3.9 of the Company Disclosure Letter, or (B) pay any fees or reimburse any expenses of accountants, consultants or other service professionals (excluding counsel), in each case, in connection with this Agreement or the Transactions, except for the payment of fees or reimbursement of expenses in amounts customarily paid to such service professionals on an arm’s-length basis;

(xx) except as expressly permitted under Section 6.8 or Section 8.1(d), adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxi) enter into any material joint venture, partnership or similar arrangement (including with respect to any products or products in development), make any loans, advances or capital contributions to any other Person (other than the extension of trade credit or advances to employees, in each in the Ordinary Course of Business), or create any new Subsidiary of the Company;

(xxii) except as expressly permitted under Section 6.8, take any action intended to result in any of the Offer Conditions set forth on Annex A or to the Merger set forth in Article 7 not being satisfied or intended to prevent or materially delay or impair the ability of the Company to consummate the Merger; or

(xxiii) authorize any of, or resolve, agree or commit to take any of the actions precluded by this Section 5.1(b).

Section 5.2. Other Actions. Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of any of the Transactions, or enter into any agreement or otherwise make a binding commitment to take any such action; provided that nothing in this Section 5.2 shall preclude Parent or Merger Sub from exercising any rights under this Agreement, including the right to terminate this Agreement in accordance with the provisions of Section 8.1.

ARTICLE 6.

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement; Stockholders Meetings.

(a) If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, as soon as reasonably practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent as promptly as reasonably practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and shall include in the Proxy Statement or such other document or response all comments reasonably proposed by Parent and its counsel. The Proxy Statement shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent necessary such that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event or any information should be discovered that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company shall use its commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as reasonably practicable after filing the Proxy Statement with the SEC and resolution of any comments thereon from and clearance by the SEC or its staff.

(b) If the adoption of this Agreement by the holders of Shares is required by Law, the Company, acting through the Company Board, shall, in consultation with Parent, as soon as reasonably practicable following the Acceptance Time duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote. The Company Board shall (i) recommend adoption of this Agreement (the “Company Voting Proposal”) by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Notwithstanding anything to the contrary contained herein, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company stockholders. The Company shall, unless a Company Adverse Recommendation Change permitted by Section 6.8 has occurred, (i) use reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) take all other reasonable action necessary to secure the Required Company Stockholder Vote.

(c) At the Company Stockholders Meeting, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Parent, Merger Sub or any Subsidiary of Parent, and shall use its best efforts to cause any Shares beneficially owned by any non-controlled Affiliate of Parent, to be present so as to be counted for quorum purposes and voted in favor of the Company Voting Proposal.

Section 6.2. Employee Benefits Matters.

(a) During the period commencing on the date of the Acceptance Time and ending on the first anniversary of the Closing Date, Parent will provide, or cause to be provided, to each Company Employee (i) a base salary or hourly wage rate, and a total annual compensation opportunity, which at the election of Parent, is (x) at least equal to such Company Employee’s base salary or hourly wage rate and total annual compensation opportunity (including any cash bonuses and excluding any equity-based compensation) immediately before the Acceptance Time or (y) the base salary or hourly wage rate and total annual compensation opportunity (including any cash bonuses and excluding any equity-based compensation) at least equal to those amounts provided by Parent to similarly situated employees of Parent or its Subsidiaries and (ii) subject to Section 6.2(d), the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are at least comparable in the aggregate, at the election of Parent, to either (x) the benefits provided to such Company Employee under the employee benefit plans, programs and policies (including severance plans) sponsored by the Company immediately before the Acceptance Time or (y) the benefits provided by Parent to similarly situated employees of Parent or its Subsidiaries, as those employee benefit plans, programs and policies are amended from time to time. For purposes of this Agreement, “Company Employee” means any person who is an employee of the Company immediately prior to the Acceptance Time.

(b) Parent will grant, or will cause to be granted, full credit to each Company Employee for (i) his or her employment with the Company prior to the Acceptance Time for purposes of satisfying any service requirement to participate in any employee benefit plan, program or policy of Parent or its Subsidiaries (including the Company), vesting in any benefit under any such plan, program or policy and for calculating his or her level of benefits with respect to severance, vacations, personal days off and any other welfare-type benefits (expressly excluding, notwithstanding the foregoing, any defined benefit pension plan or any retiree medical or other benefits based on early retirement) where service is a factor in calculating the level of benefits except where such credit would result in a duplication in benefits, and (ii) any payments made by such employee or any of his or her dependents under any Employee Benefit Plan for the plan year for such plan which includes the Acceptance Time for which he or she was eligible to receive credit under such plan towards satisfying any applicable deductibles and annual out-of-pocket expense requirements.

(c) Any employee benefit plan, program or policy of Parent or its Subsidiaries (including the Company) shall not impose any pre-existing conditions, exclusions, waiting periods or “actively at work” requirements with respect to any Company Employee, except to the extent such requirements would have been imposed under the Employee Benefit Plans and have not already been satisfied or as required pursuant to any insurance policy applicable to all employees of Parent and its Subsidiaries.

(d) Notwithstanding any election made by Parent pursuant to Section 6.2(a)(ii), Parent will honor, or cause to be honored, any and all obligations which are in effect as of the Acceptance Time under any Employee Benefit Plans (including any employment, bonus or similar agreements between the Company and a Company Employee (excluding any equity based obligations) to any employee or former employee of the Company or any dependents of any such employee or former employee.

(e) Nothing in this Agreement shall modify or amend any Employee Benefit Plan of the Company or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such Employee Benefit Plan of the Company or other agreement, plan, program, or document. Nothing in this Section 6.2 shall obligate Parent to, or cause the Surviving Corporation to employ any person for any period of time after the Effective Time, and this Section 6.2 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person (other than as provided expressly in this Section 6.2). Without limiting the generality of Section 9.8(b), nothing in this Section 6.2 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 6.2.

Section 6.3. Antitrust Filings.

(a) The Company, Parent and Merger Sub shall each, as promptly as reasonably practicable after the date of this Agreement (but in no event later than five (5) Business Days after the date hereof), file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable non-United States antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Transactions.

(b) Subject to the terms hereof, Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries and Affiliates to cooperate and to use their respective commercially reasonable best efforts (i) to obtain any government clearances or approvals required for the consummation of the Offer, the Merger and the other Transactions under the HSR Act and other applicable Antitrust Laws, (ii) to respond to any government requests for information under any Antitrust Law, (iii) to contest and resist any action, including any legislative, administrative or judicial action, and (iv) to have vacated, lifted, reversed or overturned any decree or other Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or any other Transaction under any Antitrust Law.

(c) Prior to the Board Appointment Time, the parties will jointly and, following the Board Appointment Time (but subject to the terms of Section 1.3(c)), Parent will, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the parties will each take such actions as reasonably requested by the other parties in connection with obtaining such consents, approvals or waivers. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other Transaction as violative of any Antitrust Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other Transaction.

(d) The parties agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable non-United States Antitrust Law or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto and each party agrees to use its respective commercially reasonable efforts to take or cause to be taken (and if applicable, to cause its Subsidiaries and Affiliates to take) all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable under the HSR Act. Without limiting the foregoing, the parties shall request and shall use their respective commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act as promptly as reasonably practicable. Subject to applicable legal limitations and the instructions of any Governmental Authority, each of Parent and Merger Sub and the Company shall (i) promptly notify the other party of any material written communication to that party from any Governmental Authority with respect to the HSR Act or any other Antitrust Law and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, (iii) furnish the other party with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions and (iv) furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and each other matter as may be required by Law in connection with every statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or Governmental Authority in connection with the Offer, the Merger or the other Transactions.

Section 6.4. Public Statements. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement. Subject to Section 6.8 and until the Board Appointment Date, the Company and Parent shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or court process or any listing agreement with or rules of a national securities exchange or trading market or by the request of Governmental Agency; provided, however, that these restrictions shall not limit or restrict the Company’s rights pursuant to Section 6.8. In addition, nothing contained herein shall limit the ability of any party to commence litigation or file any pleadings in respect thereof without complying with the terms set forth in this Section 6.4.

Section 6.5. Standard of Efforts. Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its commercially reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action which it is capable of taking, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (a) obtaining all consents, approvals, authorizations and actions or nonactions required for the consummation by the parties hereto of the Offer, the Merger and the other Transactions (including any required or recommended filings under applicable Antitrust Laws), (b) the taking of all steps which it is capable of taking as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (c) the obtaining of all necessary consents from third parties to Company Material Contracts and (d) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that in no event shall any party be required to pay prior to the Board Appointment Date any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer or the Merger other than de minimis amounts or amounts that are advances or simultaneously reimbursed by Parent. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

Section 6.6. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, and (iii) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement or (b) limit the remedies available to the party receiving such notice; provided further, however, that the failure to provide any such notice pursuant to Section 6.3(d)(i), Section 6.3(d)(iii) or this Section 6.6 shall not excuse the performance by any party hereto of its obligations hereunder so long as all of the other conditions to the performance of such party’s obligations (other than compliance with such Sections) have been satisfied or waived.

Section 6.7. Access to Information; Confidentiality.

(a) Prior to the Board Appointment Time, the Company shall afford, and shall cause the officers, directors and employees of the Company to afford Parent, Merger Sub and the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company’s properties, facilities, books and records and other assets as Parent shall reasonably request, including access to the Company’s directors, officers and employees, and shall promptly furnish Parent and Merger Sub all other information concerning its business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company, and (C) the disclosure of which would not violate any Law or cause to be waived the attorney client privilege, work product doctrine or other applicable privilege or violate any obligation of the Company with respect to confidentiality (provided the Company shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality provision if requested by Parent); provided, however, that subject to the Company’s obligations pursuant to Section 6.8, the Company shall have no obligation pursuant to this Section 6.7 regarding any communications, information or other materials regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change. No investigation by Parent, Merger Sub or any of their officers, employees or agents and no other receipt of information by Parent, Merger Sub or any of their officers, employees or agents shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Parent and Merger Sub will hold, and will direct their respective officers, employees and agents to hold, any such information that is non-public in confidence in accordance with the Confidentiality Agreement. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Until the Board Appointment Time, the provisions of the Confidentiality Agreement dated February 23, 2011 between Merck Sharp & Dohme Corp. and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms, other than paragraph 11 thereof as it relates to this Agreement and the Transactions.

Section 6.8. No Solicitation.

(a) The Company has, and each of its Representatives have, ceased and caused to be terminated any solicitation, encouragement, discussion or negotiation with any Third Parties that commenced prior to the date of this Agreement with respect to a Takeover Proposal. From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly permitted by this Section 6.8, the Company shall not, and shall direct each of its directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, investment bankers and financial advisors), agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the submission of any Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish any non-public information to, any Third Party in connection with, or for the purposes of encouraging or facilitating, a Takeover Proposal, (iii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement (as defined below) in accordance with Section 6.8(b) below) relating to or providing for a Takeover Proposal (an “Alternative Acquisition Agreement”) or (iv) take any other action designed to, or that would knowingly facilitate, the making or receipt of any Takeover Proposal or the consummation thereof. The Company shall be deemed to be in breach of the provisions of this Section 6.8 upon the breach of any such provisions by the Company’s Representatives.

(b) Notwithstanding anything to the contrary contained in Section 6.8(a) or any other provision of this Agreement, at any time after the date hereof and prior to the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company, directly or indirectly through its Representatives, may, subject to compliance with this Section 6.8, (i) furnish non-public information to any Third Party that has submitted a Takeover Proposal (provided, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed confidentiality agreement containing terms no less favorable to the Company in any material respect (other than any standstill provision, which shall be no less favorable to the Company in any respect) than the terms set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), and (B) any material non-public information concerning the Company provided to any Third Party given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub at substantially the same time it is provided to such Third Party), (ii) contact any Third Party that has submitted a Takeover Proposal solely to clarify the terms and conditions of such Takeover Proposal, and (iii) engage in discussions or negotiations with, and take any other actions referred to clauses (i) or (ii) of Section 6.8(a) with respect to, the Takeover Proposal submitted by such Third Party if, in the case of clause (i) and clause (iii) immediately above, such Third Party has submitted a Takeover Proposal which the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal. Prior to taking any of the actions referred to in clause (i) or clause (iii) of this Section 6.8(b), the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.8(b).

(c) Except as permitted by this Section 6.8(c) or Section 6.8(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw (or not continue to make), change, amend or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation; (ii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Takeover Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof, or (iii) approve or recommend, or publicly propose to approve or recommend any Takeover Proposal made or received after the date hereof (any of the actions described in clauses (i) through (iii) of this Section 6.8(c), a “Company Adverse Recommendation Change”), or (iv) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted, (x) subject to compliance with Section 6.8 and the concurrent payment of any amount owed the Company pursuant to Section 8.3, in response to an unsolicited Takeover Proposal made after the date hereof, to terminate this Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal if the Company Board (A) has received a Takeover Proposal that, in the good faith determination of the Company Board, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to, Section 6.8(d), (B) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would reasonably be likely to violate the directors’ fiduciary duties under applicable Law and (C) provides to Parent the most current version of the proposed agreement under which the Superior Proposal is proposed to be consummated, or (y) subject to compliance with Section 6.8, to effect a Company Adverse Recommendation Change described in clause (i) of such definition, in response to a material fact, event, change, development or set of circumstances (other than a Takeover Proposal) occurring or arising after the date of this Agreement that was not known by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Takeover Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), if the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Company Adverse Recommendation Change would reasonably be likely to violate the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this clause (y) unless the Company has (A) provided to Parent at least three (3) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Company Adverse Recommendation Change, in reasonable detail, and (B) during such three (3) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

(d) The Company shall not be entitled to effect a Company Adverse Recommendation Change or to terminate this Agreement as permitted under Section 6.8(c), in each case, with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action that includes the material terms of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal), (ii) during the four (4) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall direct its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such four (4) Business Day period, the Company Board shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.8(d);

provided, however, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.

(e) From and after the date hereof, the Company shall, as promptly as reasonably practicable (and in any event within one (1) Business Day), provide Parent and Merger Sub a copy of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal or, where no such written materials are available, a reasonably detailed description of such Takeover Proposal) or any request for non-public information in connection with any Takeover Proposal (including the identity of the Person or group making the Takeover Proposal or request, as applicable), and shall keep Parent and Merger Sub reasonably informed of the status of any such Takeover Proposal or request on a reasonably current basis (and in any event at Parent’s request and otherwise within one (1) Business Day after the occurrence of any material amendments, developments, discussions or negotiations) and provide to Parent as promptly as reasonably practicable (and in any event within one (1) Business Day after receipt or delivery thereof), copies of all other written inquiries or correspondence sent by or provided to the Company (or its Representatives) in connection with any such Takeover Proposal or request.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) if the Company Board has determined in good faith, after consultation with legal counsel, that the failure to do so is reasonably likely to violate its fiduciary duties under applicable Law; provided that the taking of any such position or making of any such disclosure pursuant to clause (i) immediately above shall be subject to and only taken in compliance with Section 6.8(c) and provided, further that any such disclosure or communication pursuant to clause (i) immediately above other than, or which is not accompanied by, (x) an express rejection of any applicable Takeover Proposal or (y) an express reaffirmation of the Board Recommendation, shall be deemed to be a Company Adverse Recommendation Change.

Section 6.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement which have been provided to Parent prior to the date hereof, shall survive the Merger from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs.

(b) From and after the Acceptance Time, each of Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing, subject to the indemnifying or advancing party’s receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder) each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any Action or omission occurring or alleged to have occurred whether before or after the Acceptance Time in connection with such Indemnified Party serving as an officer or director of the Company or any entity if such service was at the request or for the benefit of the Company.

(c) Parent shall cause the Surviving Corporation, as of the Effective Time, to cause the individuals who have served as officers and directors of the Company prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (the “D&O Insurance”), to be covered under a prepaid directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s existing directors’ and officers’ liability insurance policy, for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Transactions) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by causing the Surviving Corporation to obtain a six (6) year “tail” policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(c). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement,” provided that the Company does not pay more than the amount set forth in Section 6.9(c) of the Company Disclosure Letter for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under this Section 6.9(c).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9). Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 6.9; provided that such Indemnified Party prevails in such enforcement action.

(f) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, bylaw or agreement.

Section 6.10. Section 16 Matters. Prior to the Acceptance Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act (in accordance with that certain SEC No-Action Letter to Skadden, Arps, Slate, Meagher & Flom LLP, dated January 12, 1999 issued by the SEC regarding such matters).

Section 6.11. Rule 14d-10(d). Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Compensation Committee or its independent directors, to the extent required) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officers, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.12. State Takeover Laws. The Company and Parent and their respective Boards of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger, the Top-Up Option or any of the other Transactions, use reasonable best efforts to ensure that the Offer, the Merger, the Top-Up Option and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other Transactions. The Company shall not take any action to approve any Takeover Proposal made by any Person other than Parent or any Subsidiary of Parent for purposes of any state takeover Law or to cause any state takeover Law that would otherwise apply to any such Takeover Proposal to become inapplicable thereto, except to the extent such action is taken immediately prior to or concurrently with the termination of this Agreement by the Company in accordance with Section 8.1(d).

Section 6.13. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Stock Market LLC to enable the de-listing of the common stock of the Surviving Corporation from The NASDAQ Stock Market LLC and the deregistration of such common stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Board Appointment Date, and (b) prior to the Board Appointment Date, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.15. FIRPTA Certificate. On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger under Section 1445 of the Code.

Section 6.16. Litigation. The Company shall promptly notify Parent of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the Transactions (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and its directors relating to this Agreement and the Transactions, and no such settlement shall be agreed to by the Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.17. Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub, the Surviving Corporation and, following the Board Appointment Time, the Company, to perform their respective obligations under this Agreement. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

ARTICLE 7.

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. If required by Law, this Agreement shall have been duly adopted at the Company Stockholder Meeting by the Required Company Stockholder Vote.

(b) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; provided, that prior to invoking this Section 7.1(b), each party shall use its reasonable best efforts to have any such Judgment or other legal restraint or prohibition lifted.

(c) Completion of the Offer. Parent or Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

Section 7.2. Failure of Conditions. Neither Parent nor the Merger Sub may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused by such party’s failure to act in good faith and in compliance with the terms of this Agreement and the Offer.

ARTICLE 8.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned at any time prior to the Acceptance Time as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company prior to the Acceptance Time; or

(b) by either the Company or Parent as follows:

(i) if the Acceptance Time shall not have occurred on or before 5:00 p.m. New York City time on September 5, 2011 (the “Walk Away Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or agreement in this Agreement required to be performed by such party (or any Affiliate of such party); or

(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party to this Agreement if the issuance of such Judgment,

Law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or agreement in this Agreement required to be performed by such party (or any Affiliate of such party); or

(c) by Parent, if (x) there shall have occurred a Company Adverse Recommendation Change, (y) the Company shall have materially breached any of its obligations under Section 6.8, provided that such material breach was the result of actions taken or not taken by, at the direction of or with the consent or knowledge of any member of the Company’s Knowledge group, any member of the Company Board or senior individual employed by the any financial or legal advisor to the Company in connection with the Transactions, or in the case of any other material breach of Section 6.8, such breach became known to any member of the Company’s Knowledge group or any member of the Company Board and the Company failed to use its best efforts to cause such breach to cease to be ongoing, or (z) the Company Board fails publicly to reaffirm its recommendation of this Agreement, the Offer or the Merger (A) within five (5) Business Days of receipt of a written request by Parent or Merger Sub to provide such reaffirmation following a Takeover Proposal that is communicated publicly to the stockholders of the Company (which reaffirmation request may be made by Parent or Merger Sub only once with respect to each Takeover Proposal or any amendment to the financial terms or any other material term of such Takeover Proposal that is communicated publicly to the stockholders of the Company) or (B) if the Acceptance Time is less than five (5) Business Days from the receipt of such request by Parent or Merger Sub, by the close of business on the Business Day immediately preceding the Acceptance Time;

(d) by the Company, if both of the following conditions are satisfied and subject to the Company having not materially breached any of its obligations under Section 6.8: (A) the Company Board prior to or concurrently with such termination approves, and substantially concurrently with such termination enters into, an Alternative Acquisition Agreement providing for a Superior Proposal, to the extent permitted by, and in accordance with, the terms and conditions of Section 6.8(c) and Section 6.8(d); and (B) the Company simultaneously with such termination pays, or causes to be paid, the Termination Fee required by Section 8.3(c) to Parent by wire transfer of immediately available funds;

(e) by Parent prior to the Acceptance Time, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than the covenants or agreements set forth in Section 6.8, in respect of which Section 8.1(c)(y) shall apply), which breach or failure to perform (i) would cause the conditions set forth in clauses 2(b) or 2(c) of Annex A not to be satisfied, and (ii) shall not have been cured prior to the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent, or (y) the Walk Away Date; provided, that the right of Parent to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent or Merger Sub is then in breach of any covenant or other agreement set forth in this Agreement which breach would have a Parent Material Adverse Effect;

(f) by the Company prior to the Acceptance Time, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform shall have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured prior to the earlier of (i) thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company, or (ii) the Walk Away Date; provided, that the right of the Company to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if the Company is then in breach of any covenant or other agreement set forth in this Agreement which would cause the condition set forth in clause 2(c) of Annex A not to be satisfied; or

(g) by the Company, if, for any reason, (i) Merger Sub shall have failed to commence the Offer within the time period specified in the first sentence of Section 1.1(a), (ii) Merger Sub terminates or makes any change to the Offer in material breach of the terms of this Agreement, or (iii) Merger Sub shall have breached its obligation hereunder to purchase all Shares validly tendered and not properly withdrawn as of the initial Expiration Date or any subsequent Expiration Date established in accordance with the terms set forth in this Agreement, provided that the Company shall not be permitted to terminate this Agreement pursuant to the immediately preceding clause (ii) unless the breach referred to therein shall not have been cured prior to earlier of (x) three (3) Business Days following receipt by Parent of written notice of such breach from the Company and (y) five (5) Business Days prior to the Walk Away Date.

For the avoidance of doubt, this Agreement may not be terminated following the Acceptance Time. Except in the case of a termination pursuant to Section 8.1(a), the party desiring to terminate this Agreement shall deliver written notice of such termination to the other party or parties to this Agreement, setting forth in such notice the provision of this Section 8.1 pursuant to which such party is terminating this Agreement.

Section 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and of no effect without any liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease and terminate, except for the provisions of (a) this Section 8.2, (b) Section 8.3 (Fees and Expenses), and (c) Article 9 (General Provisions), which shall survive such termination and remain in full force and effect; provided, however, that neither the termination of this Agreement nor anything else contained herein to the contrary, shall relieve any party from any liability or damages that is attributable to fraud or to any willful breach of this Agreement occurring prior to such termination in accordance with the terms set forth herein. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 8.3. Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) In the event that this Agreement is terminated by (i) Parent pursuant to clause (y) or clause (z) of Section 8.1(c), or (ii) either (x) Parent or the Company pursuant to Section 8.1(b)(i) or (y) Parent pursuant to Section 8.1(e), so long as, in any such case, (A) before the date of such termination, a bona fide Takeover Proposal shall have been publicly announced or otherwise been publicly communicated to the holders of Company Common Stock, and, in each case, not subsequently publicly withdrawn, and (B) within twelve (12) months after the date of such termination (x) the Company shall have entered into a definitive agreement in respect of any Takeover Proposal and (y) such Takeover Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $17,000,000.00 (the “Termination Fee”), such payment to be made no later than the third (3rd) Business Day following the date of the consummation of such Takeover Proposal; provided, however, that for purposes of this Section 8.3(b)(i), each reference to “20%” in the definition of Takeover Proposal shall be deemed to be a reference to “50%”.

(c) In the event that this Agreement is terminated by (i) Parent pursuant to clause (x) of Section 8.1(c) or (ii) the Company pursuant to Section 8.1(d), then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee, such payment to be made (A) in the case of a termination pursuant to the foregoing clause (i), no later that the third (3rd) Business Day following the date of termination or (B) in the case of a termination pursuant to the foregoing clause (ii), concurrently with such termination.

(d) For the avoidance of doubt, the Company shall not be required to pay a Termination Fee pursuant to more than one clause of this Section 8.3 or on more than one occasion, and that the Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom pursuant to applicable Tax Law. The parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable by the Company are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) or Section 8.3(c), as applicable, are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, Parent and Merger Sub would not enter into this Agreement, and (iv) payment of the Termination Fee pursuant to the applicable provision of this Section 8.3 shall constitute the sole and exclusive remedy of Parent, Merger Sub, any Affiliate thereof or any other Person against the Company and its Affiliates, stockholders, directors, officers, employees or Representatives in connection with any termination of this Agreement pursuant to a provision for which the Termination Fee is payable. Accordingly, if the Company fails timely to pay the Termination Fee when due pursuant to Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a per annum rate equal to the prime rate of Citibank, N.A., in effect on the date such payment was required to be made, plus two percent (2%).

Section 8.4. Amendment. Subject to Section 1.3(c), at any time prior to the Effective Time, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such adoption by the holders of Shares, no amendment shall be made that, by applicable Law, requires further approval of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5. Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.6. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3).

ARTICLE 9.

GENERAL PROVISIONS

Section 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to be received at 9:00 a.m. (addressee’s local time) on the next Business Day), in each case to the intended recipient as set forth below:

if to the Company:

Inspire Pharmaceuticals

8081 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attn: Adrian Adams, President and Chief Executive Officer

Facsimile: (919) 941-5601

and

Inspire Pharmaceuticals

8081 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attn: Andrew Koven, Chief Administrative and Legal Officer

Facsimile: (919) 941-9797

with a copy to (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Russell Leaf

Adam Turteltaub

Facsimile: (212) 728-9593

          (212) 728-9129

if to Parent or Merger Sub:

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, New Jersey 08889

Attn: Richard N. Kender

Facsimile: (908) 735-1214

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: David N. Shine, Esq.

Facsimile: (212) 859-4000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth; provided, however, that such change of address notification shall be effective on the later of the date specified in the notice or five (5) Business Days after such notice is given.

Section 9.2. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. For purposes of this Agreement, (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. With respect to the determination of any period of time, the words “from,” “since,” “between” mean “from and including” and the words “to” and “until” each mean “to but excluding.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Parent and Merger Sub agree that the Company shall not be deemed to be in breach of its obligations pursuant Section 2.8 in the event (i) any holder of Options and/or Restricted Stock Units alleges that his or her Options and/or Restricted Stock Units were not validly cancelled by the Company or (ii) if any Options or Restricted Stock Units are, or are deemed to be, outstanding following the Acceptance Time.

Section 9.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 9.5. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to assert as a defense, counterclaim or otherwise that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgments, attachments prior to judgment, attachments in advance of execution of judgment, execution of judgment or otherwise), and (v) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.5(a), however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

Section 9.7. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, from and after the Effective Time, Section 6.9 (with respect to which the Indemnified Parties shall be third party beneficiaries) is for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

Section 9.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.9. Entire Agreement. This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. The representations and warranties set forth in Articles 3 and 4 and (except as otherwise expressly set forth herein) the covenants set forth in this Agreement have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 9.10. Enforcement.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the Transactions to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.10(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any willful breach of this Agreement prior to such termination. If a court has granted an award of damages in connection with any willful breach by Parent and/or Merger Sub of the terms or conditions set forth in this Agreement, the Company may, on behalf of its stockholders, enforce such award and accept damages for such breach, and Parent agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.11. Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or is reasonably expected to have a Company Material Adverse Effect or is outside the Ordinary Course of Business.

* * * * *

[Signatures on following page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
	Name:	Adrian Adams
	Title:	President & Chief Executive Officer

[Signature Page to Merger Agreement]

MERCK & CO., INC.

By:	/s/ Richard N. Kender
	Name:	Richard N. Kender
	Title:	Senior Vice President, Business Development & Corporate Licensing

[Signature Page to Merger Agreement]

MONARCH TRANSACTION CORP.

By:	/s/ Richard N. Kender
	Name:	Richard N. Kender
	Title:	President

[Signature Page to Merger Agreement]

Annex A

Conditions of the Offer

Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex A is a part.

1. Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions are satisfied:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Parent or any Subsidiary of Parent, equals at least a majority of the Shares issued and outstanding immediately prior to the expiration of the Offer on a Fully Diluted Basis (after giving effect to any extensions thereof) (the “Minimum Tender Condition”); and

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated.

2. In addition, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing:

(a) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which, in each case, has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Merger or the Offer;

(b) (i) any of the Company’s representations or warranties set forth in the second sentence of Section 3.2(a) or the first or last sentences of Section 3.2(d) shall not be true

Annex A-1

and correct in all respects (except for such inaccuracies which shall not result in an aggregate additional cost to Parent or Merger Sub in excess of $175,000) as of the date hereof and on and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date), (ii) any of the Company’s representations or warranties set forth in Section 3.2(g), Section 3.3(a), Section 3.3(d), Section 3.9 or the last sentence of Section 3.18(b) shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of the date hereof and on and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date), (iii) any of the Company’s representations or warranties set forth in the first sentence of Section 3.6 shall not be true and correct in all respects as of the date hereof and on and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date) or (iv) any of the Company’s other representations and warranties set forth in the Article 3 of the Agreement that (A) are not made as of a specific date are not true and correct in all respects as of the date hereof and on and as of the Acceptance Time, or (B) are made as of a specific date are not true and correct in all respects on and as of such date, except, with respect to this clause (iv), where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(c) the Company shall have breached or failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(d) Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of this paragraph (2) of this Annex A are duly satisfied immediately prior to the Acceptance Time;

(e) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect; or

(f) the Agreement shall have been validly terminated in accordance with Article 8 of the Agreement.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided nothing herein shall relieve any party from any obligation or liability such party has under the Agreement) giving rise to any such condition and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that,

Annex A-2

pursuant to Section 1.1(e) of the Agreement, may only be waived with the Company’s consent). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Agreement.

Annex A-3

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means “Business Day” as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company that is material to the business of the Company, as currently conducted.

“Company Material Adverse Effect” means any state of facts, condition, change, event, occurrence or development that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company; provided, however, that none of the following, or any state of facts, condition, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or is reasonably likely to occur, a Company Material Adverse Effect:

(a) changes in conditions in the U.S. or global economy or capital, debt, financial or securities markets generally, including changes in exchange rates (except to the extent that such changes affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(b) changes in general market or economic conditions in the industries in which the Company operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world (except to the extent that such changes affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(c) changes in U.S. or foreign political, legislative or business conditions in the countries in which the Company operates (except to the extent that such changes affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(d) any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other changes after the date of this Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) and any health reform statutes, rules or regulations or interpretations thereof (except to the extent that such changes affect the Company in a materially disproportionate manner as compared to other companies in its industry);

(e) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the Transactions;

(f) changes in GAAP or accounting standards or the interpretation thereof;

(g) any change, event, occurrence or development relating to the Company’s Denufosol development program;

(h) any state of facts, condition, change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than the Company), including the entry into the market of products (including generic versions of products) competitive with any of the Company’s products or product candidates (including, but not limited to, ELESTAT®);

(i) any changes in the share price or trading volume of the Company Common Stock, in the Company’s credit rating or in any analyst’s recommendation with respect to the Company, and any failure of the Company to meet projections, guidance, milestones, forecasts or published financial or operating predictions (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur);

(j) any litigation arising from or relating to the Offer, the Merger or the other Transactions; and

(k) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent that such changes affect the Company in a materially disproportionate manner as compared to other companies in its industry).

“Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part, reissues and renewals), trademarks, service marks, trade names, trade dress, domain names, copyrights and designs (including industrial designs), in each case owned by or registered to the Company.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, or other agreement, instrument or obligation, whether written or oral.

“Environmental Laws” mean all applicable Laws of any Governmental Authority relating to Environmental Matters.

“Environmental Matters” means (A) pollution, contamination, protection of the environment, health, safety or sanitation as each relates to the environment, (B) emissions, discharges, releases or threatened releases of Hazardous Substances into or through the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface or buildings, or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances as such relates to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean each executive officer of the Company that is subject to Section 16 of the Exchange Act.

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Basis” means, as of the relevant time, (i) all shares of Company Common Stock and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement and approval of the Merger, in each case that are outstanding as of such relevant time, plus (ii) all shares of Company Common Stock that the Company may be required to issue or deliver pursuant to Options or other Company Securities that are outstanding as of such relevant time, whether or not then vested or exercisable and regardless of the conversion or exercise price, or any other term or condition thereof, excluding shares of Company Common Stock issuable pursuant to the Top-Up Option or in connection with the Rights.

“Hazardous Substances” means: (i) any substance that is listed, classified or regulated as a “hazardous substance,” “hazardous waste,” hazardous material,” “toxic substance,” “pollutant,” or “contaminant” under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

“Indebtedness” of any Person means (i) any indebtedness or other obligation of the such Person for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument, (iii) any liability of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (iv) any liabilities of such Person for the deferred purchase price of property or other assets (including “earn-out” payments, but specifically excluding trade payables incurred in the Ordinary Course of Business), (v) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (vi) any obligations of such Person for any bank overdrafts, (vii) all accrued interest, premiums, penalties and other obligations relating to the foregoing, and (viii) obligations or guarantees of such Person in respect of any of the foregoing of any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and similar phrases mean the actual knowledge of each of the following after such inquiry as each such Person deems reasonably appropriate: (a) in the case of the Company, the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative and Legal Officer, the General Counsel, the Senior Vice President, Ophthalmology Business and the Executive Vice President, Medical and Scientific Affairs of the Company, and (b) in the case of Parent or Merger Sub, James F. McIntyre or Richard N. Kender.

“Lien” means, with respect to any asset, any material mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

“Option Consideration” means, with respect to any Option, an amount equal to (i) the Offer Price less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option, multiplied by (iii) the number of shares of Company Common Stock subject to such Option.

“Option” means any option granted, and, immediately before the Acceptance Time, not exercised, expired or terminated, to any current or former employee, director or independent contractor of the Company or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plan or the Stock Option Agreements made between the Company and Adrian Adams, Andrew Koven and Charles Johnson, dated effective February 22, 2010, May 10, 2010 and September 15, 2010, respectively.

“Ordinary Course of Business” means the ordinary course of business, consistent in all material respects with past practice.

“Parent Material Adverse Effect” means any state of facts, condition, change, event, occurrence, effect or development that would reasonably be likely to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger or any of the other Transactions.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, labor union or similar entity or other legal entity or organization.

“Qualifying SEC Report” means (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) and (b) any Company SEC Report filed or furnished on or after the date of filing of such Form 10-K that is filed with or furnished to the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Restricted Stock Unit” means any award of restricted Share units outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any predecessor thereof pursuant to the Stock Plan or the Restricted Stock Unit Agreements made between the Company and Adrian Adams, Andrew Koven and Charles Johnson, dated effective March 18, 2010, May 19, 2010 and September 15, 2010, respectively.

“SEC” means the United States Securities and Exchange Commission.

“Stock Plan” means the Company Amended and Restated 2010 Equity Compensation Plan, the Company Amended and Restated 2005 Equity Compensation Plan and the Company Amended and Restated 1995 Stock Plan.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Proposal” shall mean a Takeover Proposal made by a Third Party after the date of this Agreement that the Company Board determines in good faith, after consultation with the Company’s financial and outside legal advisors and considering such factors as the Company Board considers to be appropriate (including the conditionality and the expected timing of consummation), is reasonably likely to be consummated on the terms proposed (for which financing, if a cash transaction (whether in whole or in part), is then fully committed or available, and which is not subject to any condition to consummation based on the availability of financing) and is more favorable to the holders of Shares (solely in their capacity as such) than the Transactions (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.8(d)); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “more than 50%.”

“Takeover Proposal” shall mean, other than the Transactions, any bona fide written proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party, which did not arise out of or result from a breach of Section 6.8, relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the assets of the Company as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any assets of the Company that, individually or in the aggregate, constitute twenty percent (20%) or more of the assets of the Company as determined on a book-value basis.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“willful breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act is intended, or would reasonably be expected, to cause such breach of this Agreement, provided, however, that in the event it is determined in a final and non-appealable judgment of a court of competent jurisdiction that Merger Sub was required pursuant to the terms of this Agreement to accept for payment and pay for the Shares tendered pursuant to the Offer, then the failure of Merger Sub to, and Parent to cause Merger Sub to, accept for payment and pay for the Shares tendered pursuant to the Offer shall be deemed to have been a willful breach of this Agreement by Parent and Merger Sub.

Exhibit B

Form of Promissory Note

PROMISSORY NOTE

$[—]	New York, New York [ ], 2011

Monarch Transaction Corp., a company formed under the laws of Delaware (“Maker”), hereby promises to pay to Inspire Pharmaceuticals, Inc., a Delaware corporation (“Payee”), on [            ], 2011 (the “Maturity Date”), in lawful money of the United States of America, the principal amount of [XX DOLLARS] ($[—]), and to pay simple interest at the rate of 3% on the outstanding principal balance hereof from the date hereof until payment of the principal balance in full or in part without premium or penalty on the Maturity Date (or any extension thereof), pursuant to the terms and conditions set forth in this unsecured, non-negotiable, non-transferable promissory note (this “Note”). Interest payments shall be made in cash annually on each anniversary of the date of this Note; provided that to the extent any interest due and payable on any such payment date is not paid within thirty days thereof, such interest shall be added to the outstanding principal balance of this Note. This Note is being issued as payment of a portion of the purchase price for shares of common stock, par value $0.001 per share, of Payee being issued pursuant to Section 1.4 of the Agreement and Plan of Merger, dated as of April 5, 2011 (the “Merger Agreement”), among Maker, Payee and Merck & Co., Inc., a company formed under the laws of New Jersey.

If the obligation of Maker to pay any principal or interest on this Note becomes due on a Saturday, Sunday or day on which banks in New York State are permitted or required to be closed, then such due date shall be extended to the next succeeding day that is not a Saturday, Sunday or a day on which banks in New York State are permitted or required to be closed.

The Maker may prepay all or a portion of the principal amount (and accrued interest) of this Note at any time and from time to time without premium or penalty.

Payee represents that it is acquiring this Note for investment and not with a view to the sale or distribution thereof.

Maker represents, warrants and covenants that (i) the issuance and delivery of this Note has been duly and validly authorized and (ii) this Note is a valid and legally binding obligation of the Maker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally and that the granting of specific performance lies at the discretion of a court in equity.

1

This Note evidences unsecured, non-negotiable and non-transferable indebtedness of the Maker.

If an Event of Default (as defined below) under this Note shall occur and be continuing, then the Payee shall have the right to declare the entire principal balance and all accrued interest under this note due and payable. An “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events with respect to Maker: (i) if Maker shall fail to pay when due any payment of principal or interest on this Note; (ii) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due; or (iii) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Maker in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (3) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 30 days.

All notices in respect of this Note shall be given by hand delivery, by a recognized overnight courier service, or by registered or certified United States mail, return receipt requested, to Maker or Payee and their respective agents at their addresses set forth in Section 9.1 of the Merger Agreement. Any notice deemed to have been given two business days after delivery to the courier service or five days after deposited in the U.S. mail, as the case may be.

This Note is not transferable or assignable by its holder without the prior written consent of the Maker.

This Note shall be governed by and construed in accordance with the laws and the State of New York, and the terms hereof may only be changed by written agreement.

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MONARCH TRANSACTION CORP.

By:
Name:
Title:

B-1

Exhibit C

Form of Amended Certificate of Incorporation of the Surviving Corporation

1. The name of the corporation is Inspire Pharmaceuticals, Inc. (the “Corporation”).

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock which the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

6. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

8. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

9. (a) Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Section 9, except as set forth in Section 9(f) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

(b) Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

(c) Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Section 9, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 9(a) and 9(b), or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(d) Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 9(d). The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Section 9. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(e) Advance of Expenses. Subject to the provisions of Section 9(f) below, in the event that the Corporation does not assume the defense pursuant to Section 9(d) of any action, suit, proceeding or investigation of which the Corporation receives notice under this Section 9, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Section 9. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(f) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 9(a), 9(b), 9(c) or 9(e), the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections 9(a), 9(b) or 9(e) the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Sections 9(a) or 9(b), as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

(g) Remedies. The right to indemnification or advances as granted by this Section 9 shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 9(f). Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Section 9 shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 9(f) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(h) Subsequent Amendment. No amendment, termination or repeal of this Section 9 or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(i) Other Rights. The indemnification and advancement of expenses provided by this Section 9 shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Section 9 shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Section 9. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Section 9.

(j) Partial Indemnification. If an Indemnitee is entitled under any provision of this Section 9 to indemnification by the Corporation for some or a portion of the expenses

(including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(k) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(l) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Section 9 with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

(m) Savings Clause. If this Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n) Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

(o) Subsequent Legislation. If the DGCL is amended after adoption of this Section 9 to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

10. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section.

C-5